Page 1 of 75 Pages



                                     FORM 4


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES in BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/_/ Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).

1.   Name and Address of Reporting Person*:

                                NF Partners, LLC
      --------------------------------------------------------------------
              (LAST)                 (FIRST)               (MIDDLE)

                               c/o Andrew H. Tisch
                               667 Madison Avenue
      --------------------------------------------------------------------
                                    (STREET)

               New York               New York                 10021
      --------------------------------------------------------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98

                                                            Page 2 0f 75 Pages

5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")



2.   Transaction Date:

     (Month/Day/Year)

         12/18/98



3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P

                                                            Page 3 of 75 Pages


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                Amount            (A) or (D)             Price
               143,333                 A                  (1)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         1,335,296



6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

       Supplemental Purchase Agreement Warrants
       Five-Year Warrants
       Remaining Supplemental Purchase Agreement Units ("Remaining Supplemental Units") (See explanation)

                                                            Page 4 of 75 Pages


         New Second Tranche Units (See explanation)
         New Second Closing Units (See explanation)


2.   Conversion or Exercise Price of Derivative Security:


    Supplemental Purchase Agreement
    Warrants                             -   $0.50 per share of Common Stock
    Five-Year Warrants                   -   $1.00 per share of Common Stock
    Remaining Supplemental Units         -   $0.50 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.50 per share)
    New Second Tranche Units             -   $0.75 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.75 per share)
    New Second Closing Units             -   $0.75 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

     Supplemental Purchase Agreement Warrants      -    12/18/98
     Five-Year Warrants                            -
     Remaining Supplemental Units                  -    12/18/98
     New Second Tranche Units                      -
     New Second Closing Units                      -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -

                                                            Page 5 of 75 Pages


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         (A)      (D)

         (A) or (D)

          A -  Supplemental Purchase Agreement Warrants     -       358,334
               Five-Year Warrants                           -
          D -  Remaining Supplemental Units                 -       143,333
               New Second Tranche Units                     -
               New Second Closing Units                     -


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

     Supplemental Purchase Agreement Warrants -   Currently
     Five-Year Warrants                       -   Currently
     Remaining Supplemental Units             -   No later than March 31, 1999
     New Second Tranche Units                 -   No later than August 31, 1999
     New Second Closing Units                 -   September 15, 1999

                                 Expiration Date

     Supplemental Purchase Agreement Warrants -   Oct. 27, 2003/Nov. 22, 2003/
                                                  Dec. 17, 2003
     Five-Year Warrants                       -    June 14, 2003
     Remaining Supplemental Units             -    March 31, 1999
     New Second Tranche Units                 -    August 31, 1999
     New Second Closing Units                 -    September 15, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

     Supplemental Purchase Agreement Warrants  -    Common Stock
     Five-Year Warrants                        -    Common Stock
     Remaining Supplemental Units              -    Common Stock and Warrants
     New Second Tranche Units                  -    Common Stock and Warrants
     New Second Closing Units                  -    Common Stock and Warrants

                           Amount or Number of Shares

                                                            Page 6 of 75 Pages


    Supplemental Purchase Agreement Warrants - 1,205,304 shares of Common Stock
    Five-Year Warrants                       - 2,132,935 shares of Common Stock
    Remaining Supplemental Units             - 143,333 shares of Common Stock
                                               and Warrants exercisable for
                                               358,334 shares of Common Stock
    New Second Tranche Units                 - 122,857 shares of Common Stock
                                               and Warrants exercisable for
                                               307,143 shares of Common Stock
    New Second Closing Units                 - 409,524 shares of Common Stock
                                               and Warrants exercisable for
                                               1,023,810 shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

     Supplemental Purchase Agreement Warrants    -    (1) (See explanation)
     Five-Year Warrants                          -    (2) (See explanation)
     Remaining Supplemental Units                -    (3) (See explanation)
     New Second Tranche Units                    -    (2) (See explanation)
     New Second Closing Units                    -    (2) (See explanation)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

     Supplemental Purchase Agreement Warrants       -          1,205,304
     Five-Year Warrants                             -          2,132,935
     Remaining Supplemental Units                   -            143,333
     New Second Tranche Units                       -            122,857
     New Second Closing Units                       -            409,524


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

     Supplemental Purchase Agreement Warrants                   -    D
     Five-Year Warrants                                         -    D
     Remaining Supplemental Units                               -    D
     New Second Tranche Units                                   -    D
     New Second Closing Units                                   -    D


11.  Nature of Indirect Beneficial Ownership:

                                                            Page 7 of 75 Pages


     (Instr. 4)

Explanation of Responses:

              NF Partners, LLC is a Delaware limited liability company ("NFP"), the members of which are Four Partners, a New York general partnership ("FP"), and Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P"). The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch." The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Andrew H. Tisch has been appointed the Manager of NFP. Thomas J. Tisch has been appointed the manager of FP and 4-14P.

              This Form 4 is being filed jointly by NFP, JMC Investments LLC, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg (collectively, the "Purchase Agreement Investors"). This Form 4 is also being filed by Andrew H. Tisch and John Capozzi (Andrew H. Tisch and Mr. Capozzi and the Purchase Agreement Investors are referred to herein collectively as the "Reporting Persons").

              On June 16, 1998, the Purchase Agreement Investors purchased from NoFire Technologies, Inc. (the "Issuer") in a private placement an aggregate of 1,388,887 units, each unit consisting of one share of Common Stock and five-year warrants ("Five-Year Warrants") to purchase
         2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for aggregate consideration of $1,249,998.30 pursuant to a Common Stock and Five-Year Warrant Purchase Agreement (the "Purchase Agreement") dated as of June 15, 1998 by and among the Issuer, the Purchase Agreement Investors and Sam Oolie and Samuel Gottfried.

              On October 28, 1998, the Purchase Agreement Investors other than Savage (the "Supplemental Purchase Agreement Investors") purchased from the Issuer in a private placement an aggregate of 370,000 units, each unit consisting of one share of Common Stock, and five-year warrants (the "Supplemental Purchase Agreement Warrants") to purchase 2.5 shares of Common Stock at an initial exercise price of $0.50 per share, for aggregate consideration of $185,000 pursuant to a Supplemental Common Stock and Five-Year Warrant Purchase Agreement (the "Supplemental Purchase Agreement") dated as of October 26, 1998 by and among the Issuer, the Supplemental Purchase Agreement Investors and Sam Oolie and Samuel Gottfried.

                                                            Page 8 of 75 Pages

              On November 23, 1998, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 150,000 units, each unit consisting of one share of Common Stock, and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $.50 per share, for aggregate consideration of $75,000 pursuant to the Supplemental Purchase Agreement.

              On December 18, 1998, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 220,000 units, each unit consisting of one share of Common Stock, and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $.50 per share, for aggregate consideration of $110,000 pursuant to the Supplemental Purchase Agreement.

              The Supplemental Purchase Agreement allows the Supplemental Purchase Agreement Investors to purchase a total of 960,000 units, each unit consisting of one share of Common Stock and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock, for total aggregate consideration of $480,000 (the "Supplemental Purchase Agreement Units"). The Supplemental Purchase Agreement sets forth conditions for the purchase of the remaining 220,000 units (the "Remaining Supplemental Purchase Agreements Units") by the Supplemental Purchase Agreement Investors. The Supplemental Purchase Agreement Investors may, but are not required to, purchase additional units if requested by the Company on or before March 31, 1998 or at their option exercised on or before that date.

              Section 2.1(b) of the Purchase Agreement provides that if, prior to August 31, 1999, the Issuer has entered into binding contracts with nuclear power generating companies or their contractors providing for gross sales of more than $100,000 of the Issuer's fire retardant products during the first year of such contracts to upgrade fire protection of control wiring at nuclear power generating facilities, the Purchase Agreement Investors will purchase an aggregate of $150,000.30 of additional units (the "Second Tranche Units"), each unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share.

              Section 2.2 of the Purchase Agreement provides that if for the fiscal year ending August 31, 1999, the Issuer has net sales of $2,000,000 or more and pre-tax earnings of $400,000 or more, the Purchase Agreement Investors will purchase on September 15, 1999 an aggregate of $500,001.30 of additional units ("Second Closing Units"), each Second Closing Unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for a purchase price of $0.90 per Second Closing Unit. If the Issuer fails to meet the net sales and pre-tax earnings thresholds set forth above, the Purchase Agreement Investors may nevertheless, at their option, purchase all or part of their Second Closing Units.

                                                            Page 9 of 75 Pages


              The Supplement Purchase Agreement amended Section 2.1(b) and
         Section 2.2 of the Purchase Agreement to provide that the purchase price for the Second Tranche Units and the Second Closing Units will be reduced from $0.90 to $0.75 and the exercise price of each Purchase Agreement Warrant to be issued in the Second Tranche Closing and the Second Closing, if the conditions for such closings are satisfied, will be reduced from $1.00 to $0.75 per share of Common Stock. For purposes of this Form 4, the Second Tranche Units and the Second Closing Units, as modified by the Supplemental Purchase Agreement, are referred to as the "New Second Tranche Units" and the "New Second Closing Units", respectively.

              The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

              Explanations of Table I, Item 4 and Table II, Item 8

              (1) The reported securities are included within 220,000 units purchased by the Supplemental Purchase Agreement Investors for $0.50 per unit. Each unit consists of one share of Common Stock and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock.

              (2) No transactions in the reported securities took place in the period covered by this Form 4.

              (3) During the period covered by this Form 4, the Supplemental Purchase Agreement Investors exercised contractual rights with respect to the acquisition of the reported securities.

[Signatures follow all attachments]

                                                           Page 10 of 75 Pages


                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

               Tisch                   Andrew                   H.
       ----------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                                667 Madison Avenue
       ----------------------------------------------------------------------
                                     (STREET)

             New York,                New York                 10021
       ----------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)



2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98



5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 11 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock



2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -
         Common Stock - 12/18/98



3.   Transaction Code:

     (Instr. 8)

     Code            V

         Common Stock -
         Common Stock - P

                                                           Page 12 of 75 Pages


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     Amount                                     (A) or (D)            Price

     Common Stock      -                        -    -
     Common Stock      - 143,333                A    (1) (See Explanation to
                                                          Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

          Common Stock             -               160,000
          Common Stock             -             1,335,296


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

          Common Stock             -    D
          Common Stock             -    I


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.


Reminder:    Report on a separate line for each class of securities
             beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

                                                           Page 13 of 75 Pages


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

    Warrants Expiring 2001 ("2001 Warrants")
    Warrants Expiring 2002, exercise price $2.00 per share ("2002 $2 Warrants") Warrants Expiring 2002 exercise price $3.00 per share ("2002 $3 Warrants")

    Supplemental Purchase Agreement Warrants
    Five-Year Warrants
    Remaining Supplemental Units (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP)
    New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

     2001 Warrants                       -   $2.00 per share of Common Stock
     2002 $2 Warrants                    -   $2.00 per share of Common Stocks
     2002 $3 Warrants                    -   $3.00 per share of Common Stocks
     Supplemental Purchase Agreement
     Warrants                            -   $0.50 per share of Common Stock
     Five-Year Warrants                  -   $1.00 per share of Common Stock
     Remaining Supplemental Units        -   $0.50 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.50 per share)
     New Second Tranche Units            -   $0.75 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.75 per share)
     New Second Closing Units            -   $0.75 per unit (consisting of 1
                                             share of Common Stock and Warrants
                                             exercisable for 2.5 shares of
                                             Common Stock at $0.75 per share)

3.   Transaction Date:

     (Month/Day/Year)

     2001 Warrants                                        -
     2002 $2 Warrants                                     -
     2002 $3 Warrants                                     -
     Supplemental Purchase Agreement Warrants             -    12/18/98
     Five-Year Warrants                                   -

                                                           Page 14 of 75 Pages


     Remaining Supplemental Units                         -    12/18/98
     New Second Tranche Units                             -
     New Second Closing Units                             -

4.   Transaction Code:

     (Instr. 8)

     Code

     2001 Warrants                                           -
     2002 $2 Warrants                                        -
     2002 $3 Warrants                                        -
     Supplemental Purchase Agreement Warrants                -   P
     Five-Year Warrants                                      -
     Remaining Supplemental Units                            -   X
     New Second Tranche Units                                -
     New Second Closing Units                                -

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         (A)      (D)

         (A) or (D)
                      2001 Warrants                            -
                      2002 $2 Warrants                         -
                      2002 $3 Warrants                         -
          A           Supplemental Purchase Agreement Warrants -    358,334
                      Five-Year Warrants                       -
          D           Remaining Supplemental Units             -    143,333
                      New Second Tranche Units                 -
                      New Second Closing Units                 -


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

     2001 Warrants                             -  Currently
     2002 $2 Warrants                          -  Currently
     2002 $3 Warrants                          -  Currently
     Supplemental Purchase Agreement Warrants  -  Currently
     Five-Year Warrants                        -  Currently
     Remaining Supplemental Units              -  No later than March 31, 1999
     New Second Tranche Units                  -  No later than August 31, 1999

                                                           Page 15 of 75 Pages


     New Second Closing Units                  -  September 15, 1999

                                 Expiration Date

    2001 Warrants                              -  November 13, 2001
    2002 $2 Warrants                           -  September 22, 2002
    2002 $3 Warrants                           -  September 22, 2002
    Supplemental Purchase Agreement Warrants   -  Oct. 27, 2003/Nov. 22, 2003/
                                                  Dec. 17, 2003
    Five-Year Warrants                         -  June 14, 2003
    Remaining Supplemental Units               -  March 31, 1999
    New Second Tranche Units                   -  August 31, 1999
    New Second Closing Units                   -  September 15, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

         Title

     2001 Warrants                              -    Common Stock
     2002 $2 Warrants                           -    Common Stock
     2002 $3 Warrants                           -    Common Stock
     Supplemental Purchase Agreement Warrants   -    Common Stock
     Five-Year Warrants                         -    Common Stock
     Remaining Supplemental Units               -    Common Stock and Warrants
     New Second Tranche Units                   -    Common Stock and Warrants
     New Second Closing Units                   -    Common Stock and Warrants

     Amount or Number of Shares

     2001 Warrants                          -  50,000 shares of Common Stock
     2002 $2 Warrants                       -  50,000 shares of Common Stock
     2002 $3 Warrants                       -  25,000 shares of Common Stock
     Supplemental Purchase Agreement
     Warrants                               -  1,205,304 shares of Common Stock
     Five-Year Warrants                     -  2,132,935 shares of Common Stock
     Remaining Supplemental Units           -  143,333 shares of Common Stock
                                               and Warrants exercisable for
                                               358,334 shares of Common Stock
     New Second Tranche Units               -  122,857 shares of Common Stock
                                               and Warrants exercisable for
                                               307,143 shares of Common Stock
     New Second Closing Units               -  409,524 shares of Common Stock
                                               and Warrants exercisable for
                                               1,023,810 shares of Common Stock

                                                           Page 16 of 75 Pages


8.   Price of Derivative Security:

     (Instr. 5)

     2001 Warrants                       (2) (See explanation to Form 4 of NFP)
     2002 $2 Warrants                    (2) (See explanation to Form 4 of NFP)
     2002 $3 Warrants                    (2) (See explanation to Form 4 of NFP)
     Supplemental Purchase Agreement
     Warrants                          - (1) (See explanation to Form 4 of NFP)
     Five-Year Warrants                - (2) (See explanation to Form 4 of NFP)
     Remaining Supplemental Units      - (3) (See explanation to Form 4 of NFP)
     New Second Tranche Units          - (2) (See explanation to Form 4 of NFP)
     New Second Closing Units          - (2) (See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

     2001 Warrants                                   -          50,000
     2002 $2 Warrants                                -          50,000
     2002 $3 Warrants                                -          25,000
     Supplemental Purchase Agreement Warrants        -       1,205,304
     Five-Year Warrants                              -       2,132,935
     Remaining Supplemental Units                    -         143,333
     New Second Tranche Units                        -         122,857
     New Second Closing Units                        -         409,524


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

     2001 Warrants                                              -    D
     2002 $2 Warrants                                           -    D
     2002 $3 Warrants                                           -    D
     Supplemental Purchase Agreement Warrants                   -    I
     Five-Year Warrants                                         -    I
     Remaining Supplemental Units                               -    I
     New Second Tranche Units                                   -    I
     New Second Closing Units                                   -    I


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

      Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as

                                                           Page 17 of 75 Pages


      managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.



      Explanation of Responses:



      [Signatures follow all attachments]

                                                           Page 18 of 75 Pages

                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1.   Name and Address of Reporting Person*:

                               JMC Investments LLC
        ----------------------------------------------------------------
          (LAST)                     (FIRST)                   (MIDDLE)


                                 125 Brett Lane
        ----------------------------------------------------------------
                                    (STREET)


         Fairfield,                     CT                        06430
        ----------------------------------------------------------------
           (CITY)                     (STATE)                     (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98



5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 19 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")




2.   Transaction Date:

     (Month/Day/Year)

         12/18/98




3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P




4.   Securities Acquired (A) or Disposed of (D):

                                                           Page 20 of 75 Pages


     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       6,667         A                 (1) ( See explanation to Form 4 of NFP)




5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         62,107




6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D




7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

                                                           Page 21 of 75 Pages

             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

  Supplemental Purchase Agreement Warrants   (See explanation to Form 4 of NFP)
  Five-Year Warrants                         (See explanation to Form 4 of NFP)
  Remaining Supplemental Units               (See explanation to Form 4 of NFP)
  New Second Tranche Units                   (See explanation to Form 4 of NFP)
  New Second Closing Units                   (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

  Supplemental Purchase Agreement Warrants  -  $0.50 per share of Common Stock
  Five-Year Warrants                        -  $1.00 per share of Common Stock
  Remaining Supplemental Units              -  $0.50 per unit (consisting of 1
                                               share of Common Stock and
                                               Warrants exercisable for 2.5
                                               shares of Common Stock at $0.50
                                               per share)
  New Second Tranche Units                  -  $0.75 per unit (consisting of 1
                                               share of Common Stock and
                                               Warrants exercisable for 2.5
                                               shares of Common Stock at $0.75
                                               per share)
  New Second Closing Units                  -  $0.75 per unit (consisting of 1
                                               share of Common Stock and
                                               Warrants exercisable for 2.5
                                               shares of Common Stock at $0.75
                                               per share)


3.   Transaction Date:

     (Month/Day/Year)

  Supplemental Purchase Agreement Warrants   -      12/18/98
  Five-Year Warrants                         -
  Remaining Supplemental Units               -      12/18/98
  New Second Tranche Units                   -
  New Second Closing Units                   -


4.   Transaction Code:

     (Instr. 8)

                                                           Page 22 of 75 Pages


         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

        (A) or (D)
         A -   Supplemental Purchase Agreement Warrants     -     16,667
               Five-Year Warrants                           -
         D -   Remaining Supplemental Units                 -      6,667
               New Second Tranche Units                     -
               New Second Closing Units                     -



6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

   Supplemental Purchase Agreement Warrants   -   Currently
   Five-Year Warrants                         -   Currently
   Remaining Supplemental Units               -   No later than March 31, 1999
   New Second Tranche Units                   -   No later than August 31, 1999
   New Second Closing Units                   -   September 15, 1999


                                 Expiration Date

   Supplemental Purchase Agreement Warrants   -  Oct. 27, 2003/Nov. 22, 2003/
                                                 Dec. 17, 2003
   Five-Year Warrants                         -  June 14, 2003
   Remaining Supplemental Units               -  March 31, 1999
   New Second Tranche Units                   -  August 31, 1999
   New Second Closing Units                   -  September 15, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

                                                           Page 23 of 75 Pages


   Supplemental Purchase Agreement Warrants   -    Common Stock
   Five-Year Warrants                         -    Common Stock
   Remaining Supplemental Units               -    Common Stock and Warrants
   New Second Tranche Units                   -    Common Stock and Warrants
   New Second Closing Units                   -    Common Stock and Warrants

                           Amount or Number of Shares

   Supplemental Purchase Agreement Warrants  -   56,061 shares of Common Stock
   Five-Year Warrants                        -   99,208 shares of Common Stock
   Remaining Supplemental Units              -   6,667 shares of Common Stock
                                                 and Warrants exercisable for
                                                 16,666 shares of Common Stock
   New Second Tranche Units                  -   5,714 shares of Common Stock
                                                 and Warrants exercisable for
                                                 14,286 shares of Common Stock
   New Second Closing Units                  -   19,048 shares of Common Stock
                                                 and Warrants exercisable for
                                                 47,619 shares of Common Stock



8.   Price of Derivative Security:

     (Instr. 5)

   Supplemental Purchase Agreement
   Warrants                          -  (1) (See explanation to Form 4 for NFP)
   Five-Year Warrants                -  (2) (See explanation to Form 4 for NFP)
   Remaining Supplemental Units      -  (3) (See explanation to Form 4 for NFP)
   New Second Tranche Units          -  (2) (See explanation to Form 4 for NFP)
   New Second Closing Units          -  (2) (See explanation to Form 4 for NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants                 -          56,061
   Five-Year Warrants                                       -          99,208
   Remaining Supplemental Units                             -           6,667
   New Second Tranche Units                                 -           5,714
   New Second Closing Units                                 -          19,048


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

                                                           Page 24 of 75 Pages


   Supplemental Purchase Agreement Warrants                 -     D
   Five-Year Warrants                                       -     D
   Remaining Supplemental Units                             -     D
   New Second Tranche Units                                 -     D
   New Second Closing Units                                 -     D



11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

     Explanation of Responses:

[Signatures follow all attachments]

                                                           Page 25 of 75 Pages


                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1.   Name and Address of Reporting Person*:

                Capozzi               John
           ----------------------------------------------------------
                (LAST)             (FIRST)             (MIDDLE)

                                 125 Brett Lane
           -----------------------------------------------------------
                                    (STREET)

                Fairfield               CT                06430
           -----------------------------------------------------------
                  (CITY)             (STATE)              (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98



5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 26 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -

         Common Stock - 12/18/98


3.   Transaction Code:

     (Instr. 8)

         Code                 V


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)        Price

         Common Stock    -                  -

                                                           Page 27 of 75 Pages


       Common Stock -  6,667    A        (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         Common Stock - 100,000

         Common Stock -   62,107


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         Common Stock - I

         Common Stock - I


7.   Nature of Indirect Beneficial Ownership:


     (Instr. 4)

         John Capozzi may be deemed to have indirect beneficial ownership of 55,441 shares of Common Stock owned by JMC Investments LLC, of which he is a member.

         John Capozzi may be deemed to have indirect beneficial ownership of 100,000 shares of Common Stock owned by his wife.

Reminder:      Report on a separate line for each class of securities
               beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)



1.   Title of Derivative Security:

     (Instr. 3)

  Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
  Remaining Supplemental Units (See explanation to Form 4 of NFP)
  New Second Tranche Units (See explanation to Form 4 of NFP)

                                                           Page 28 of 75 Pages


  New Second Closing Units (See explanation to Form 4 of NFP)
  Consultant Warrants (See explanation)


2.   Conversion or Exercise Price of Derivative Security:

  Supplemental Purchase Agreement Warrants   -  $0.50 per share of Common Stock
  Five-Year Warrants                         -  $1.00 per share of Common Stock
  Remaining Supplemental Units               -  $0.50 per unit (consisting of 1
                                                share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.50
                                                per share)
  New Second Tranche Units                   -  $0.75 per unit (consisting of 1
                                                share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.75
                                                per share)
  New Second Closing Units                   -  $0.75 per unit (consisting of 1
                                                share of Common Stock and
                                                Warrants exercisable for 2.5
                                                shares of Common Stock at $0.75
                                                per share)
  Consultant Warrants                        -  $2.00 per share of Common Stock


3.   Transaction Date:

     (Month/Day/Year)

  Supplemental Purchase Agreement Warrants                 -      12/18/98
  Five-Year Warrants                                       -
  Remaining Supplemental Units                             -      12/18/98
  New Second Tranche Units                                 -
  New Second Closing Units                                 -
  Consultant Warrants                                      -


4.   Transaction Code:

     (Instr. 8)

         Code

  Supplemental Purchase Agreement Warrants                -   P
  Five-Year Warrants                                      -
  Remaining Supplemental Units                            -   X

                                                           Page 29 of 75 Pages


  New Second Tranche Units                                -
  New Second Closing Units                                -
  Consultant Warrant                                      -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
      A -    Supplemental Purchase Agreement Warrants     -     16,667
             Five-Year Warrants                           -
      D -    Remaining Supplemental Units                 -      6,667
             New Second Tranche Units                     -
             New Second Closing Units                     -
             Consultant Warrants                          -


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

   Supplemental Purchase Agreement Warrants   -   Currently
   Five-Year Warrants                         -   Currently
   Remaining Supplemental Units               -   No later than March 31, 1999
   New Second Tranche Units                   -   No later than August 31, 1999
   New Second Closing Units                   -   September 15, 1999
   Consultant Warrants                        -   (See explanation)

                                 Expiration Date

   Supplemental Purchase Agreement Warrants  -   Oct. 27, 2003/Nov. 22, 2003/
                                                 Dec. 17, 2003
   Five-Year Warrants                        -   June 14, 2003
   Remaining Supplemental Units              -   March 31, 1999
   New Second Tranche Units                  -   August 31, 1999
   New Second Closing Units                  -   September 15, 1999
   Consultant Warrants                       -   (See explanation)

                                                           Page 30 of 75 Pages


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

    Supplemental Purchase Agreement Warrants    -    Common Stock
    Five-Year Warrants                          -    Common Stock
    Remaining Supplemental Units                -    Common Stock and Warrants
    New Second Tranche Units                    -    Common Stock and Warrants
    New Second Closing Units                    -    Common Stock and Warrants
    Consultant Warrants                         -    Common Stock

                           Amount or Number of Shares

    Supplemental Purchase Agreement Warrants  -  56,061 shares of Common Stock
    Five-Year Warrants                        -  99,208 shares of Common Stock
    Remaining Supplemental Units              -  6,667 shares of Common Stock
                                                 and Warrants exercisable for
                                                 16,666 shares of Common Stock
    New Second Tranche Units                  -  5,714 shares of Common Stock
                                                 and Warrants exercisable for
                                                 14,286 shares of Common Stock
    New Second Closing Units                  -  19,048 shares of Common Stock
                                                 and Warrants exercisable for
                                                 47,619 shares of Common Stock
    Consultant Warrants                       -  75,000 Shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

   Supplemental Purchase Agreement
   Warrants                            - (1) (See explanation to Form 4 of NFP)
   Five-Year Warrants                  - (2) (See explanation to Form 4 of NFP)
   Remaining Supplemental Units        - (3) (See explanation to Form 4 of NFP)
   New Second Tranche Units            - (2) (See explanation to Form 4 of NFP)
   New Second Closing Units            - (2) (See explanation to Form 4 of NFP)
   Consultant Warrants                 - (See explanation)

9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants                 -     56,061
   Five-Year Warrants                                       -     99,208
   Remaining Supplemental Units                             -      6,667
   New Second Tranche Units                                 -      5,714
   New Second Closing Units                                 -     19,048

                                                           Page 31 of 75 Pages


   Consultant Warrants                                      -     75,000


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      I
          Five-Year Warrants                                       -      I
          Remaining Supplemental Units                             -      I
          New Second Tranche Units                                 -      I
          New Second Closing Units                                 -      I
          Consultant Warrants                                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


         John Capozzi may be deemed to have indirect beneficial ownership of securities owned by JMC Investments LLC, of which he is a member.


         Explanation of Responses:

         John Capozzi has acted as a consultant to the Issuer's Board of Directors commencing June 16, 1998. The Issuer will provide him as compensation for such services with five-year Warrants ("Consultant Warrants") to purchase 75,000 shares of Common Stock at an exercise price of $2.00 per share. Such 75,000 Consultant Warrants will vest at the rate of 1,250 Consultant Warrants monthly for so long as Mr. Capozzi continues to perform such consulting services over a five year period commencing June 16, 1998. In the event of any termination of the Issuer's consulting arrangement with JMC Industries, Inc. ("JMCII") for cause, any voluntary termination by JMCII, or the death, incapacity, or resignation or withdrawal from JMCII of John Capozzi, only those Consultant Warrants vested on the date of termination will remain with JMCII.



[Signatures follow all attachments]

                                                           Page 32 of 75 Pages


                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

                           Ravitch Rice & Company LLC
      --------------------------------------------------------------------
               (LAST)                 (FIRST)                (MIDDLE)

                           610 Fifth Avenue, Suite 420
     ----------------------------------------------------------------------
                                    (STREET)

              New York                New York                 10020
      --------------------------------------------------------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98


5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 33 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         12/18/98


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)             Price

         3,333               A           (1) (See explanation to Form 4 of NFP)

                                                           Page 34 of 75 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         31,053


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see
      Instruction 4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

   Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
   Remaining Supplemental Units (See explanation to Form 4 of NFP)
   New Second Tranche Units (See explanation to Form 4 of NFP)
   New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

  Supplemental Purchase Agreement Warrants  -  $0.50 per share of Common Stock
  Five-Year Warrants                        -  $1.00 per share of Common Stock
  Remaining Supplemental Units              -  $0.50 per unit (consisting of 1
                                               share of Common Stock and
                                               Warrants exercisable for 2.5
                                               shares of Common Stock at $0.50
                                               per share)

                                                           Page 35 of 75 Pages


  New Second Tranche Units                  -  $0.75 per unit (consisting of 1
                                               share of Common Stock and
                                               Warrants exercisable for 2.5
                                               shares of Common Stock at $0.75
                                               per share)
  New Second Closing Units                  -  $0.75 per unit (consisting of 1
                                               share of Common Stock and
                                               Warrants exercisable for 2.5
                                               shares of Common Stock at $0.75
                                               per share)


3.   Transaction Date:

     (Month/Day/Year)

   Supplemental Purchase Agreement Warrants                 -      12/18/98
   Five-Year Warrants                                       -
   Remaining Supplemental Units                             -      12/18/98
   New Second Tranche Units                                 -
   New Second Closing Units                                 -


4.   Transaction Code:

     (Instr. 8)

         Code

   Supplemental Purchase Agreement Warrants                -   P
   Five-Year Warrants                                      -
   Remaining Supplemental Units                            -   X
   New Second Tranche Units                                -
   New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

   (A) or (D)
    A        Supplemental Purchase Agreement Warrants       8,333
             Five-Year Warrants
    D        Remaining Supplemental Units                   3,333
             New Second Tranche Units
             New Second Closing Units

                                                           Page 36 of 75 Pages


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

   Supplemental Purchase Agreement Warrants  -   Currently
   Five-Year Warrants                        -   Currently
   Remaining Supplemental Units              -   No later than March 31, 1999
   New Second Tranche Units                  -   No later than August 31, 1999
   New Second Closing Units                  -   September 15, 1999

                                 Expiration Date

   Supplemental Purchase Agreement Warrants   -  Oct. 27, 2003/Nov. 22, 2003/
                                                 Dec. 18, 2003
   Five-Year Warrants                         -  June 14, 2003
   Remaining Supplemental Units               -  March 31, 1999
   New Second Tranche Units                   -  August 31, 1999
   New Second Closing Units                   -  September 15, 1999


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

   Supplemental Purchase Agreement Warrants    -    Common Stock
   Five-Year Warrants                          -    Common Stock
   Remaining Supplemental Units                -    Common Stock and Warrants
   New Second Tranche Units                    -    Common Stock and Warrants
   New Second Closing Units                    -    Common Stock and Warrants

                           Amount or Number of Shares

   Supplemental Purchase Agreement Warrants  -    28,029 shares of Common Stock
   Five-Year Warrants                        -    49,603 shares of Common Stock
   Remaining Supplemental Units              -    3,333 shares of Common Stock
                                                  and Warrants exercisable for
                                                  8,334 shares of Common Stock
   New Second Tranche Units                  -    2,857 shares of Common Stock
                                                  and Warrants exercisable for
                                                  7,143 shares of Common Stock
   New Second Closing Units                  -    9,524 shares of Common Stock
                                                  and Warrants exercisable for
                                                  23,811 shares of Common Stock

                                                           Page 37 of 75 Pages


8.   Price of Derivative Security:

     (Instr. 5)

   Supplemental Purchase Agreement
   Warrants                          -  (1) (See explanation to Form 4 of NFP)
   Five-Year Warrants                -  (2) (See explanation to Form 4 of NFP)
   Remaining Supplemental Units      -  (3) (See explanation to Form 4 of NFP)
   New Second Tranche Units          -  (2) (See explanation to Form 4 of NFP)
   New Second Closing Units          -  (2) (See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants                 -         28,029
   Five-Year Warrants                                       -         49,603
   Remaining Supplemental Units                             -          3,333
   New Second Tranche Units                                 -          2,857
   New Second Closing Units                                 -          9,524


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

   Supplemental Purchase Agreement Warrants                 -      D
   Five-Year Warrants                                       -      D
   Remaining Supplemental Units                             -      D
   New Second Tranche Units                                 -      D
   New Second Closing Units                                 -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         The sole members of RRC are Richard Ravitch and Donald S. Rice. Each of Mr. Ravitch and Mr. Rice has a business address at 610 Fifth Avenue, Suite 420, New York, New York 10020.

[Signatures follow all attachments]

                                                           Page 38 of 75 Pages

                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                Bloom                  Barry
      ---------------------------------------------------------------------
               (LAST)                 (FIRST)                (MIDDLE)

                                46 Woodmere Drive
      ---------------------------------------------------------------------
                                    (STREET)

               Summit                New Jersey                07901
      ---------------------------------------------------------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98


5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 39 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         12/18/98


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)           Price

         6,000               A          (1) (See explanation to Form 4 of NFP)

                                                           Page 40 of 75 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         55,896


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:   Report on a separate line for each class of securities
            beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see
      Instruction 4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

    Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
    Remaining Supplemental Units (See explanation to Form 4 of NFP)
    New Second Tranche Units (See explanation to Form 4 of NFP)
    New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

    Supplemental Purchase Agreement
    Warrants                         - $0.50 per share of Common Stock
    Five-Year Warrants               - $1.00 per share of Common Stock
    Remaining Supplemental Units     - $0.50 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.50
                                       per share)
    New Second Tranche Units         - $0.75 per unit (consisting of 1 share of

                                                           Page 41 of 75 Pages


                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)
    New Second Closing Units         - $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)



3.   Transaction Date:

     (Month/Day/Year)

    Supplemental Purchase Agreement Warrants      -      12/18/98
    Five-Year Warrants                            -
    Remaining Supplemental Units                  -      12/18/98
    New Second Tranche Units                      -
    New Second Closing Units                      -


4.   Transaction Code:

     (Instr. 8)

         Code

    Supplemental Purchase Agreement Warrants                -   P
    Five-Year Warrants                                      -
    Remaining Supplemental Units                            -   X
    New Second Tranche Units                                -
    New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

    (A) or (D)
     A -   Supplemental Purchase Agreement Warrants            15,000
           Five-Year Warrants
     D -   Remaining Supplemental Units                         6,000
           New Second Tranche Units
           New Second Closing Units


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                                           Page 42 of 75 Pages


                                Date Exercisable

    Supplemental Purchase Agreement Warrants -   Currently
    Five-Year Warrants                       -   Currently
    Remaining Supplemental Units             -   No later than March 31, 1999
    New Second Tranche Units                 -   No later than August 31, 1999
    New Second Closing Units                 -   September 15, 1999


                                 Expiration Date

   Supplemental Purchase Agreement Warrants  -   Oct. 27, 2003/Nov. 22, 2003/
                                                 Dec. 17, 2003
   Five-Year Warrants                        -   June 14, 2003
   Remaining Supplemental Units              -   March 31, 1999
   New Second Tranche Units                  -   August 31, 1999
   New Second Closing Units                  -   September 15, 1999



7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

   Supplemental Purchase Agreement Warrants     -    Common Stock
   Five-Year Warrants                           -    Common Stock
   Remaining Supplemental Units                 -    Common Stock and Warrants
   New Second Tranche Units                     -    Common Stock and Warrants
   New Second Closing Units                     -    Common Stock and Warrants

                           Amount or Number of Shares

   Supplemental Purchase Agreement Warrants   -  50,455 shares of Common Stock
   Five-Year Warrants                         -  89,285 shares of Common Stock
   Remaining Supplemental Units               -  6,000 shares of Common Stock
                                                 and Warrants exercisable for
                                                 15,000 shares of Common Stock
   New Second Tranche Units                   -  5,143 shares of Common Stock
                                                 and Warrants exercisable for
                                                 12,858 shares of Common Stock
   New Second Closing Units                   -  17,143 shares of Common Stock
                                                 and Warrants exercisable for
                                                 42,858 shares of Common Stock

                                                           Page 43 of 75 Pages


8.   Price of Derivative Security:

     (Instr. 5)

   Supplemental Purchase Agreement
   Warrants                          -  (1) (See explanation to Form 4 of NFP)
   Five-Year Warrants                -  (2) (See explanation to Form 4 of NFP)
   Remaining Supplemental Units      -  (3) (See explanation to Form 4 of NFP)
   New Second Tranche Units          -  (2) (See explanation to Form 4 of NFP)
   New Second Closing Units          -  (2) (See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants      -         50,455
   Five-Year Warrants                            -         89,285
   Remaining Supplemental Units                  -          6,000
   New Second Tranche Units                      -          5,143
   New Second Closing Units                      -         17,143


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

   Supplemental Purchase Agreement Warrants      -      D
   Five-Year Warrants                            -      D
   Remaining Supplemental Units                  -      D
   New Second Tranche Units                      -      D
   New Second Closing Units                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Explanation of Responses:

[Signatures follow all attachments]

                                                           Page 44 of 75 Pages


                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Samuels                  Robyn
     ----------------------------------------------------------------------
               (LAST)                 (FIRST)                (MIDDLE)

                          150 West End Avenue, Apt. 5M
     ----------------------------------------------------------------------
                                     (STREET)

              New York                New York                 10023
     ----------------------------------------------------------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98


5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 45 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         12/18/98


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)             Price

         1,333               A           (1) (See explanation to Form 4 of NFP)

                                                           Page 46 of 75 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         12,421


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

   Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
   Remaining Supplemental Units (See explanation to Form 4 of NFP)
   New Second Tranche Units (See explanation to Form 4 of NFP)
   New Second Closing Units (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

   Supplemental Purchase Agreement
   Warrants                          - $0.50 per share of Common Stock
   Five-Year Warrants                - $1.00 per share of Common Stock
   Remaining Supplemental Units      - $0.50 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.50
                                       per share)

Page 47 of 75 Pages


   New Second Tranche Units          - $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)
   New Second Closing Units          - $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)


3.   Transaction Date:

     (Month/Day/Year)

     Supplemental Purchase Agreement Warrants      -      12/18/98
     Five-Year Warrants                            -
     Remaining Supplemental Units                  -      12/18/98
     New Second Tranche Units                      -
     New Second Closing Units                      -


4.   Transaction Code:

     (Instr. 8)

         Code

     Supplemental Purchase Agreement Warrants                -   P
     Five-Year Warrants                                      -
     Remaining Supplemental Units                            -   X
     New Second Tranche Units                                -
     New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
      A -   Supplemental Purchase Agreement Warrants          -         3,333
            Five-Year Warrants                                -
      D -   Remaining Supplemental Units                      -         1,333
            New Second Tranche Units                          -
            New Second Closing Units                          -


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                                           Page 48 of 75 Pages


                                Date Exercisable

   Supplemental Purchase Agreement Warrants   -   Currently
   Five-Year Warrants                         -   Currently
   Remaining Supplemental Units               -   No later than March 31, 1999
   New Second Tranche Units                   -   No later than August 31, 1999
   New Second Closing Units                   -   September 15, 1999

                                 Expiration Date

   Supplemental Purchase Agreement Warrants   -   Oct. 27, 2003/Nov. 22, 2003/
                                                  Dec. 17, 2003
   Five-Year Warrants                         -   June 14, 2003
   Remaining Supplemental Units               -   March 31, 1999
   New Second Tranche Units                   -   August 31, 1999
   New Second Closing Units                   -   September 15, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

   Supplemental Purchase Agreement Warrants      -    Common Stock
   Five-Year Warrants                            -    Common Stock
   Remaining Supplemental Units                  -    Common Stock and Warrants
   New Second Tranche Units                      -    Common Stock and Warrants
   New Second Closing Units                      -    Common Stock and Warrants

                           Amount or Number of Shares

   Supplemental Purchase Agreement Warrants -  11,212 shares of Common Stock
   Five-Year Warrants                       -  19,840 shares of Common Stock
   Remaining Supplemental Units             -  1,333 shares of Common Stock and
                                               Warrants exercisable for 3,333
                                               shares of Common Stock
   New Second Tranche Units                 -  1,142 shares of Common Stock and
                                               Warrants exercisable for 2,856
                                               shares of Common Stock
   New Second Closing Units                 -  3,810 shares of Common Stock and
                                               Warrants exercisable for 9,525
                                               shares of Common Stock

                                                           Page 49 of 75 Pages


8.   Price of Derivative Security:

     (Instr. 5)

   Supplemental Purchase Agreement
   Warrants                            - (1) (See explanation to Form 4 of NFP)
   Five-Year Warrants                  - (2) (See explanation to Form 4 of NFP)
   Remaining Supplemental Units        - (3) (See explanation to Form 4 of NFP)
   New Second Tranche Units            - (2) (See explanation to Form 4 of NFP)
   New Second Closing Units            - (2) (See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants                   -       11,212
   Five-Year Warrants                                         -       19,840
   Remaining Supplemental Units                               -        1,333
   New Second Tranche Units                                   -        1,142
   New Second Closing Units                                   -        3,810


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

    Supplemental Purchase Agreement Warrants                 -      D
    Five-Year Warrants                                       -      D
    Remaining Supplemental Units                             -      D
    New Second Tranche Units                                 -      D
    New Second Closing Units                                 -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Explanation of Responses:


[Signatures follow all attachments]

                                                           Page 50 of 75 Pages

                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                 Downey               Paul                 A.
           -----------------------------------------------------------
                 (LAST)             (FIRST)             (MIDDLE)

                               22200 Puccioni Road
           -----------------------------------------------------------
                                    (STREET)

              Healdsburg              CA                95448
           -----------------------------------------------------------
                 (CITY)             (STATE)              (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98



5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 51 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")



2.   Transaction Date:

     (Month/Day/Year)

         12/18/98


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)             Price

         6,667               A           (1) (See explanation to Form 4 of NFP)

                                                           Page 52 of 75 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         62,107


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see
      Instruction 4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

    Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
    Remaining Supplemental Units (See explanation to Form 4 of NFP)
    New Second Tranche Units (See explanation to Form 4 of NFP)
    New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

    Supplemental Purchase Agreement
    Warrants                         - $0.50 per share of Common Stock
    Five-Year Warrants               - $1.00 per share of Common Stock
    Remaining Supplemental Units     - $0.50 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.50
                                       per share)
    New Second Tranche Units         - $0.75 per unit (consisting of 1 share of

                                                           Page 53 of 75 Pages

                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)
    New Second Closing Units         - $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)


3.   Transaction Date:

     (Month/Day/Year)

     Supplemental Purchase Agreement Warrants         -      12/18/98
     Five-Year Warrants                               -
     Remaining Supplemental Units                     -      12/18/98
     New Second Tranche Units                         -
     New Second Closing Units                         -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         (A) or (D)
         A -    Supplemental Purchase Agreement Warrants      16,667
                Five-Year Warrants
         D -    Remaining Supplemental Units                   6,667
                New Second Tranche Units
                New Second Closing Units


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                                           Page 54 of 75 Pages


                                Date Exercisable

   Supplemental Purchase Agreement Warrants   -   Currently
   Five-Year Warrants                         -   Currently
   Remaining Supplemental Units               -   No later than March 31, 1999
   New Second Tranche Units                   -   No later than August 31, 1999
   New Second Closing Units                   -   September 15, 1999

                                 Expiration Date

   Supplemental Purchase Agreement Warrants  -   Oct. 27, 2003 / Nov. 22, 2003/
                                                 Dec. 17, 2003
   Five-Year Warrants                        -   June 14, 2003
   Remaining Supplemental Units              -   March 31, 1999
   New Second Tranche Units                  -   August 31, 1999
   New Second Closing Units                  -   September 15, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

   Supplemental Purchase Agreement Warrants -    Common Stock
   Five-Year Warrants                       -    Common Stock
   Remaining Supplemental Units             -    Common Stock and Warrants
   New Second Tranche Units                 -    Common Stock and Warrants
   New Second Closing Units                 -    Common Stock and Warrants

                           Amount or Number of Shares

   Supplemental Purchase Agreement Warrants -    56,061 shares of Common Stock
   Five-Year Warrants                       -    99,208 shares of Common Stock
   Remaining Supplemental Units             -    6,667 shares of Common Stock
                                                 and Warrants exercisable for
                                                 16,666 shares of Common Stock
   New Second Tranche Units                 -    5,714 shares of Common Stock
                                                 and Warrants exercisable for
                                                 14,286 shares of Common Stock
   New Second Closing Units                 -    19,048 shares of Common Stock
                                                 and Warrants exercisable for
                                                 47,619 shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

   Supplemental Purchase Agreement
   Warrants                          -  (1) (See explanation to Form 4 of NFP)
   Five-Year Warrants                -  (2) (See explanation to Form 4 of NFP)

                                                           Page 55 of 75 Pages


   Remaining Supplemental Units      -  (3) (See explanation to Form 4 of NFP)
   New Second Tranche Units          -  (2) (See explanation to Form 4 of NFP)
   New Second Closing Units          -  (2) (See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants        -         56,061
   Five-Year Warrants                              -         99,208
   Remaining Supplemental Units                    -          6,667
   New Second Tranche Units                        -          5,714
   New Second Closing Units                        -         19,048


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

   Supplemental Purchase Agreement Warrants        -      D
   Five-Year Warrants                              -      D
   Remaining Supplemental Units                    -      D
   New Second Tranche Units                        -      D
   New Second Closing Units                        -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:


[Signatures follow all attachments]

                                                           Page 56 of 75 Pages


                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

             Downey                  Robert                   N.
      ---------------------------------------------------------------------
               (LAST)                 (FIRST)                (MIDDLE)

                            755 Park Avenue, Apt. 8B
      ---------------------------------------------------------------------
                                    (STREET)

              New York                New York                 10021
      ---------------------------------------------------------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98


5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 57 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         12/18/98



3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)             Price

         46,667               A          (1) (See explanation to Form 4 of NFP)

                                                           Page 58 of 75 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         434,746


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)





Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see
      Instruction 4(b)(v).





             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

    Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
    Remaining Supplemental Units (See explanation to Form 4 of NFP)
    New Second Tranche Units (See explanation to Form 4 of NFP)
    New Second Closing Units (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

   Supplemental Purchase Agreement
   Warrants                         -  $0.50 per share of Common Stock
   Five-Year Warrants               -  $1.00 per share of Common Stock
   Remaining Supplemental Units     -  $0.50 per unit (consisting of 1 share of

                                                           Page 59 of 75 Pages


                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.50
                                       per share)
   New Second Tranche Units         -  $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)
   New Second Closing Units         -  $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)


3.   Transaction Date:

     (Month/Day/Year)

   Supplemental Purchase Agreement Warrants        -      12/18/98
   Five-Year Warrants                              -
   Remaining Supplemental Units                    -      12/18/98
   New Second Tranche Units                        -
   New Second Closing Units                        -


4.   Transaction Code:

     (Instr. 8)

         Code

   Supplemental Purchase Agreement Warrants                -   P
   Five-Year Warrants                                      -
   Remaining Supplemental Units                            -   X
   New Second Tranche Units                                -
   New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

      (A) or (D)
       A -    Supplemental Purchase Agreement Warrants            116,666
              Five-Year Warrants
       D -    Remaining Supplemental Units                         46,667
              New Second Tranche Units
              New Second Closing Units

                                                           Page 60 of 75 Pages


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

   Supplemental Purchase Agreement Warrants    -  Currently
   Five-Year Warrants                          -  Currently
   Remaining Supplemental Units                -  No later than March 31, 1999
   New Second Tranche Units                    -  No later than August 31, 1999
   New Second Closing Units                    -  September 15, 1999

                                 Expiration Date

   Supplemental Purchase Agreement Warrants   -    Oct. 27, 2003/Nov. 22, 2003/
                                                   Dec. 17, 2003
   Five-Year Warrants                         -    June 14, 2003
   Remaining Supplemental Units               -    March 31, 1999
   New Second Tranche Units                   -    August 31, 1999
   New Second Closing Units                   -    September 15, 1999


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

   Supplemental Purchase Agreement Warrants    -    Common Stock
   Five-Year Warrants                          -    Common Stock
   Remaining Supplemental Units                -    Common Stock and Warrants
   New Second Tranche Units                    -    Common Stock and Warrants
   New Second Closing Units                    -    Common Stock and Warrants

                           Amount or Number of Shares

   Supplemental Purchase Agreement Warrants  -  392,424 shares of Common Stock
   Five-Year Warrants                        -  694,442 shares of Common Stock
   Remaining Supplemental Units              -  46,667 shares of Common Stock
                                                and Warrants exercisable for
                                                116,666 shares of Common Stock
   New Second Tranche Units                  -  40,000 shares of Common Stock
                                                and Warrants exercisable for
                                                99,999 shares of Common Stock
   New Second Closing Units                  -  133,333 shares of Common Stock
                                                and Warrants exercisable for
                                                333,333 shares of Common Stock

                                                           Page 61 of 75 Pages

8.   Price of Derivative Security:

     (Instr. 5)

     Supplemental Purchase Agreement
     Warrants                         -  (1) (See explanation to Form 4 of NFP)
     Five-Year Warrants               -  (2) (See explanation to Form 4 of NFP)
     Remaining Supplemental Units     -  (3) (See explanation to Form 4 of NFP)
     New Second Tranche Units         -  (2) (See explanation to Form 4 of NFP)
     New Second Closing Units         -  (2) (See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

     Supplemental Purchase Agreement Warrants      -        392,424
     Five-Year Warrants                            -        694,442
     Remaining Supplemental Units                  -         46,667
     New Second Tranche Units                      -         40,000
     New Second Closing Units                      -        133,333


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

     Supplemental Purchase Agreement Warrants      -      D
     Five-Year Warrants                            -      D
     Remaining Supplemental Units                  -      D
     New Second Tranche Units                      -      D
     New Second Closing Units                      -      D



11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Explanation of Responses:


[Signatures follow all attachments]

                                                           Page 62 of 75 Pages


                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                  Savage              Robert                H.
           -----------------------------------------------------------
                  (LAST)             (FIRST)             (MIDDLE)

                               5 Crooked Mile Road
           -----------------------------------------------------------
                                    (STREET)

                 Westport               CT                06880
           -----------------------------------------------------------
                  (CITY)             (STATE)              (ZIP)



2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98


5.   If Amendment, Date of Original:

     (Month/Year)

                                                           Page 63 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)




3.   Transaction Code:

     (Instr. 8)

         Code                 V


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

                                                           Page 64 of 75 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         79,365


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Reminder:   Report on a separate line for each class of securities
            beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).\





             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

           Five-Year Warrants (See explanation to Form 4 of NFP)
           New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

   Five-Year Warrants                      -   $1.00 per share of Common Stock
   New Second Tranche Units                -   $0.75 per unit (consisting of 1
                                               share of Common Stock and
                                               Warrants exercisable for 2.5
                                               shares of Common Stock at $0.75
                                               per share)
   New Second Closing Units                -   $0.75 per unit (consisting of 1
                                               share of Common Stock and
                                               Warrants exercisable for 2.5
                                               shares of Common Stock at $0.75
                                               per share)

                                                           Page 65 of 75 Pages

3.   Transaction Date:

     (Month/Day/Year)

           Five-Year Warrants                                       -
           New Second Tranche Units                                 -
           New Second Closing Units                                 -


4.   Transaction Code:

     (Instr. 8)

         Code

          Five-Year Warrants                           -
          New Second Tranche Units                     -
          New Second Closing Units                     -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

          (A) or (D)
          - Five Year Warrants
          - New Second Tranche Units
          - New Second Closing Units


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

    Five-Year Warrants                       -    June 16, 1998
    New Second Tranche Units                 -    No later than August 31, 1999
    New Second Closing Units                 -    September 15, 1999

                                 Expiration Date

    Five-Year Warrants                       -    June 14, 2003
    New Second Tranche Units                 -    August 31, 1999
    New Second Closing Units                 -    September 15, 1999

                                                           Page 66 of 75 Pages


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

     Five-Year Warrants                      -    Common Stock
     New Second Tranche Units                -    Common Stock and Warrants
     New Second Closing Units                -    Common Stock and Warrants

                           Amount or Number of Shares

    Five-Year Warrants                    -    198,412 shares of Common Stock
    New Second Tranche Units              -    11,429 shares of Common Stock
                                               and Warrants exercisable for
                                               28,572 shares of Common Stock
    New Second Closing Units              -    38,095 shares of Common Stock
                                               and Warrants exercisable for
                                               95,238 shares of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

     Five-Year Warrants         -   (2) (See explanation to Form 4 of NFP)
     New Second Tranche Units   -   (2) (See explanation to Form 4 of NFP)
     New Second Closing Units   -   (2) (See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

     Five-Year Warrants                    -    198,412
     New Second Tranche Units              -     11,429
     New Second Closing Units              -     38,095


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

     Five-Year Warrants                    -      D
     New Second Tranche Units              -      D
     New Second Closing Units              -      D

                                                           Page 67 of 75 Pages


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Explanation of Responses:


[Signatures follow all attachments]

                                                           Page 68 of 75 Pages


                      Attachment To Form 4 of Four Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                              Statement for: 11/98

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Steinberg                Thomas                   M.
      ---------------------------------------------------------------------
               (LAST)                 (FIRST)                (MIDDLE)

                               199 Aycrigg Avenue
      ---------------------------------------------------------------------
                                    (STREET)

            Passaic Park                 NJ                    07095
      ---------------------------------------------------------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         12/98


5.   If Amendment, Date of Original:

     (Month/Year)

                                                            Page 69 of 75 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         12/18/98


3.   Transaction Code:

     (Instr. 8)

     Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)            Price

         6,000               A          (1) (See explanation to Form 4 of NFP)

                                                           Page 70 of 75 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         55,896


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see
         Instruction 4(b)(v).





             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

    Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
    Remaining Supplemental Units (See explanation to Form 4 of NFP)
    New Second Tranche Units (See explanation to Form 4 of NFP)
    New Second Closing Units (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

    Supplemental Purchase Agreement
    Warrants                         - $0.50 per share of Common Stock
    Five-Year Warrants               - $1.00 per share of Common Stock
    Remaining Supplemental Units     - $0.50 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.50

                                                           Page 71 of 75 Pages


                                       per share)
    New Second Tranche Units         - $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)
    New Second Closing Units         - $0.75 per unit (consisting of 1 share of
                                       Common Stock and Warrants exercisable
                                       for 2.5 shares of Common Stock at $0.75
                                       per share)


3.   Transaction Date:

     (Month/Day/Year)

     Supplemental Purchase Agreement Warrants          -      12/18/98
     Five-Year Warrants                                -
     Remaining Supplemental Units                      -      12/18/98
     New Second Tranche Units                          -
     New Second Closing Units                          -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
      A -   Supplemental Purchase Agreement Warrants           -        15,000
            Five-Year Warrants                                 -
      D -   Remaining Supplemental Units                       -         6,000
            New Second Tranche Units
            New Second Closing Units

                                                           Page 72 of 75 Pages


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

    Supplemental Purchase Agreement Warrants  -   Currently
    Five-Year Warrants                        -   Currently
    Remaining Supplemental Units              -   No later than March 31, 1999
    New Second Tranche Units                  -   No later than August 31, 1999
    New Second Closing Units                  -   September 15, 1999

                                 Expiration Date

   Supplemental Purchase Agreement Warrants   -    Oct. 27, 2003/Nov. 22, 2003/
                                                   Dec. 17, 2003
   Five-Year Warrants                         -    June 14, 2003
   Remaining Supplemental Units               -    March 31, 1999
   New Second Tranche Units                   -    August 31, 1999
   New Second Closing Units                   -    September 15, 1999


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

     Supplemental Purchase Agreement Warrants  -    Common Stock
     Five-Year Warrants                        -    Common Stock
     Remaining Supplemental Units              -    Common Stock and Warrants
     New Second Tranche Units                  -    Common Stock and Warrants
     New Second Closing Units                  -    Common Stock and Warrants

                           Amount or Number of Shares

    Supplemental Purchase Agreement
    Warrants                          -    50,455 shares of Common Stock
    Five-Year Warrants                -    89,285 shares of Common Stock
    Remaining Supplemental Units      -    6,000 shares of Common Stock and
                                           Warrants exercisable for 15,000
                                           shares of Common Stock
    New Second Tranche Units          -    5,143 shares of Common Stock and
                                           Warrants exercisable for 12,858
                                           shares of Common Stock
    New Second Closing Units          -    17,143 shares of Common Stock and
                                           Warrants exercisable for 42,858
                                           shares of Common Stock

                                                           Page 73 of 75 Pages


8.   Price of Derivative Security:

     (Instr. 5)

    Supplemental Purchase Agreement
    Warrants                           - (1) (See explanation to Form 4 of NFP)
    Five-Year Warrants                 - (2) (See explanation to Form 4 of NFP)
    Remaining Supplemental Units       - (3) (See explanation to Form 4 of NFP)
    New Second Tranche Units           - (2) (See explanation to Form 4 of NFP)
    New Second Closing Units           - (2) (See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

    Supplemental Purchase Agreement Warrants       -           50,455
    Five-Year Warrants                             -           89,285
    Remaining Supplemental Units                   -            6,000
    New Second Tranche Units                       -            5,143
    New Second Closing Units                       -           17,143


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)


     Supplemental Purchase Agreement Warrants       -      D
     Five-Year Warrants                             -      D
     Remaining Supplemental Units                   -      D
     New Second Tranche Units                       -      D
     New Second Closing Units                       -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Explanation of Responses:


[Signatures follow all attachments]

                                                           Page 74 of 75 Pages


                                    SIGNATURE



         WITNESS, the signatures of the undersigned this 8th day of January, 1999.

                                       NF PARTNERS, LLC



                                       By   /s/ Andrew H. Tisch
                                         ---------------------------------
                                            Andrew H. Tisch, Manager


                                       JMC INVESTMENTS LLC



                                       By   /s/ John Capozzi
                                         ---------------------------------
                                            John Capozzi, Manager


                                       RAVITCH RICE & COMPANY LLC



                                       By   /s/ Donald S. Rice
                                         ---------------------------------
                                            Donald S. Rice, Managing Director


                                            /s/ Barry L. Bloom
                                       -----------------------------------
                                            Barry L. Bloom


                                            /s/ Robyn Samuels
                                       -----------------------------------
                                            Robyn Samuels


                                            /s/ Paul A. Downey
                                       -----------------------------------
                                            Paul A. Downey

                                                           Page 75 of 75 Pages



                                            /s/ Robert N. Downey
                                       -----------------------------------
                                            Robert N. Downey


                                            /s/ Robert H. Savage
                                       -----------------------------------
                                            Robert H. Savage


                                            /s/ Thomas M. Steinberg
                                       -----------------------------------
                                            Thomas M. Steinberg


                                            /s/ Andrew H. Tisch
                                       -----------------------------------
                                            Andrew H. Tisch


                                            /s/ John Capozzi
                                       -----------------------------------
                                            John Capozzi